UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2018

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2018, the Compensation Committee conducted its annual review of our President and Chief Executive Officer, Stephen C. Taylor. In connection with that review, the Committee increased the base salary of Mr. Taylor from $576,800 to $594,100, an increase of 3%. In recognition of a relatively high total shareholder return over the past three years, and in recognition of the Company's financial and stock performance, the Company granted Mr. Taylor a restricted stock award totaling 84,700 shares/units of our common stock pursuant to our 2009 Restricted Stock/Unit Plan (the “Plan”). The closing price of our common stock on March 15, 2018 was $24.55 per share. All 84,700 of the restricted shares/units are subject to a three year vesting requirement, although such vesting is subject to acceleration and all shares will immediately vest in the case of (i) death or disability of the recipient employee, or (ii) a change of control in the Company, as set forth in the Plan. Also, under our Annual Incentive Bonus Plan, for 2018, the Committee maintained Mr. Taylor’s target award opportunity of 100% of his base salary.

Also on March 15, 2018, our Compensation Committee considered equity compensation matters in connection with 2017 financial and operational results, and in connection therewith granted 20,000 restricted stock awards of common stock under our Plan, as amended (the “Plan”) to each, G. Larry Lawrence and James R. Hazlett based upon the closing price of our common stock on March 15, 2018 of $24.55 per share. The restricted shares/units are subject to a three year vesting requirement pursuant to which the award will vest in one-third annual increments beginning on the first anniversary of the grant date. All of the restricted shares/units are subject to acceleration (an “Acceleration Event”) and will immediately vest in the case of (i) death or disability of the recipient employee, or (ii) a change of control in the Company, the Plan.

On March 15, 2018, our Board of Directors also made its annual grant of restricted stock awards to our independent directors under our Independent Director Compensation Policy. Under the policy, the independent directors receive an annual award of restricted shares/units based upon a review of equity award values paid by other public companies in the Company's peer group and the Company's market and financial performance in comparison to such peer group companies. For 2018, based upon the Company's 2017 performance compared to its peer group, the Compensation Committee recommended and the Board approved an equity award value of $100,000 in restricted stock. In connection therewith, each of our four independent directors were granted for 2018 the amount of 4,072 shares/units of restricted stock pursuant to the Plan, based upon the closing price of $24.55 per share as of March 15, 2018. Each award vests in quarterly installments of 1,018 shares beginning on March 31, 2019, although each award is also subject to accelerated vesting upon an Acceleration Event.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: March 20, 2018	By:	/s/ Stephen C. Taylor
Stephen C. Taylor, President & Chief Executive Officer